EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to the Registration Statement of CNF Technologies, Inc. on Form SB-2 of our report dated May 25, 1999 (June 11, 1999 as to paragraph 1 of Note 1, paragraph 2 of Note 4, and paragraphs 4, 5 and 7 of Note 13), (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.


DELOITTE & TOUCHE LLP
Phoenix, Arizona

February 29, 2000